Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Sam Ullrich

(502) 638-3906

Sam.Ullrich@kyderby.com

Churchill Downs Incorporated Announces Closing of

Amended and Extended Credit Facility and New Term Loan B

Amended and Extended Credit Agreement for Revolver and Term Loan A Facility

and Issued a New $500 Million Term Loan B

LOUISVILLE, Ky., (September 28, 2026) – Churchill Downs Incorporated (Nasdaq: CHDN, “CDI,” “the Company”) announced today that CDI successfully closed its amended and extended Credit Facility and new Term Loan B (“2033 TLB”).

CDI closed an amendment to its senior secured credit agreement (the “Credit Agreement Amendment”) to extend the maturity date of its existing revolving credit facility and term loan A facility from 2029 to 2031 and to make certain other changes to its existing credit agreement. The interest rate applicable to borrowings on the Credit Agreement Amendment will be SOFR-based plus a spread, determined by CDI’s total net leverage ratio.

CDI also closed its previously announced $500 million in aggregate principal amount of senior secured Term Loan B due 2033 (“2033 TLB”). The 2033 TLB has an interest rate of SOFR plus 175 basis points and issued at 99.875% of the principal amount.

CDI intends to use the net proceeds from 2033 TLB (i) to repay outstanding Term Loan B loans, (ii) to repay outstanding revolving loans, (iii) to fund related transaction fees and expenses, and (iv) for working capital and other general corporate purposes.

On September 18, 2026, CDI issued a conditional redemption notice to redeem the 5.50% Senior Notes due 2027 (the “2027 Notes”) on October 19, 2026. CDI intends to fund the 2027 Notes redemption amount from its revolving credit facility.

About Churchill Downs Incorporated

Churchill Downs Incorporated (“CDI”) (Nasdaq: CHDN) has created extraordinary entertainment experiences for over 150 years, beginning with the Company’s most iconic and enduring asset, Churchill Downs Racetrack, the home of the Kentucky Derby and premier races of the Thoroughbred Championship Series. Headquartered in Louisville, Kentucky, CDI has expanded through the acquisition, development, and operation of live and historical racing entertainment venues, the growth of the online wagering businesses, and the acquisition, development, and operation of regional casino gaming properties. https://www.churchilldownsincorporated.com/

This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” “scheduled,” and similar words or similar expressions (or negative versions of such words or expressions), although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include the following: the occurrence of extraordinary events, such as terrorist attacks, public health threats, civil unrest, and inclement weather, including as a result of climate change; the effect of economic conditions on our consumers’ confidence and discretionary spending or our access to credit, including the impact of inflation; changes in, or new interpretations of, applicable tax laws or rulings that could result in additional tax liabilities; the impact of any pandemics, epidemics, or outbreaks of infectious diseases, and related economic matters on our results of operations, financial conditions, and prospects; lack of confidence in the integrity of our core businesses or any deterioration in our reputation; negative shifts in public opinion regarding gambling that could result in increased regulation of, or new restrictions on, the gaming industry; loss of key or highly skilled personnel, as well as general disruptions in the general labor market; the impact of significant competition, and the expectation that competition levels will increase; changes in consumer preferences, attendance, wagering, and sponsorships; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; concentration and evolution of slot machine and historical racing machine manufacturing and other technology conditions that could impose additional costs; failure to enter into or maintain agreements with industry constituents, including horsemen and other racetracks; cybersecurity risk, including cybersecurity breaches, loss or misuse of our confidential information as a result of a breach including customers’ personal information, or IT system operational disruptions, could lead to government enforcement actions or other litigation; costs of compliance with increasingly complex laws and regulations regarding data privacy and protection of personal information; reliance on our technology services and catastrophic events, system failures, errors or defects disrupting our operations; inability to identify, complete, or fully realize the benefits of our proposed acquisitions, divestitures, development of new venues or the expansion of existing facilities on time, on budget, or as planned; difficulty in integrating recent or future acquisitions into our operations; cost overruns and other uncertainties associated with the development of new venues and the expansion of existing facilities; general risks related to real estate ownership and significant expenditures, including risks related to environmental liabilities; personal injury litigation related to injuries occurring at our racetracks; compliance with the Foreign Corrupt Practices Act or other similar laws and regulations, or applicable anti-money laundering regulations; payment-related risks, such as risk associated with fraudulent credit card or debit card use; work stoppages and labor problems; risks related to pending or future legal proceedings and other actions; highly regulated operations and changes in the regulatory environment could adversely affect our business; restrictions in our debt facilities limiting our flexibility to operate our business; failure to comply with the financial ratios and other covenants in our debt facilities and other indebtedness; increases to interest rates, disruption in the credit markets or changes to our credit ratings may adversely affect our business; increase in our insurance costs, or inability to obtain similar insurance coverage in the future, and any inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; whether the objective of a strategic alternative review process will be achieved; the terms, structure, benefits and costs of any strategic transaction; the timing of any strategic transaction and whether any strategic transaction will be consummated on the terms proposed or at all; the risk that the announcement or exploration of strategic alternatives could have an adverse effect on our ability to retain key personnel and maintain relationships with partners, suppliers, employees, shareholders and other business relationships; the risk of any unexpected costs or expenses resulting from the exploration of strategic alternatives; the risk of any litigation relating to the exploration of strategic alternatives or any strategic transaction; and other factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.